FOR IMMEDIATE RELEASE	February 11, 2004

TELEFLEX REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS
ANNOUNCES OUTLOOK FOR 2004

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today reported that revenues for the fourth quarter of 2003 increased 18 percent to $607.4 million, compared to $513.3 million in 2002. Net income for the quarter was $29.8 million, a 15 percent decline compared to $35.0 million for the same period a year ago. Diluted earnings per share were 74 cents compared to 88 cents per share for the same period in 2002. In 2002, fourth quarter results included 16 cents per share from the sale of two businesses and the receipt of insurance proceeds.

For the year, revenues increased 10 percent to $2.28 billion compared to $2.08 billion in 2002. Net income in 2003 was $109.1 million, a 13 percent decline from $125.3 million in the prior year. Diluted earnings per share were $2.73 in 2003 compared to $3.15 in 2002. Full year 2003 results included 5 cents per share from the sale of an investment in the first quarter. In 2002, full year results included 24 cents per share from insurance proceeds, the sale of businesses, and an income tax settlement.

“In the fourth quarter we began to see results from our strategic initiatives to accelerate core growth, improve productivity, and strengthen our global operations,” said Jeffrey P. Black, president and chief executive officer. “Approximately one-third of our revenue growth in the quarter came from our core businesses. For the first time in eight quarters, Aerospace Segment performance improved when compared to the prior year. We completed the year with record cash flow from operations of $225 million and a strong balance sheet. As we enter 2004, we are better positioned to expedite our transition to a more unified global organization and invest in our future growth.”

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     Commenting on the outlook for 2004, Mr. Black stated, “At this time, we expect 2004 to be a solid year for Teleflex with earnings in the range of $3.10 to $3.20. While earnings in the first quarter of 2004 are likely to be in line with first quarter a year ago, we should see accelerated earnings growth in subsequent quarters. We believe that our Aerospace Segment will continue to benefit from cost reductions that occurred during 2003 and we expect improved performance in the Industrial Gas Turbine Services product line. The Commercial Segment should benefit as new global program launches in Automotive expand production and we introduce new products in our other markets. We also expect Medical Segment operating profit to increase as we achieve gains from the integration of an acquisition.”

     Mr. Black continued, “In addition, we continue to look for opportunities to improve our profitability and position Teleflex to compete more effectively on a global basis. During the year we will continue to consolidate operations and streamline our organization for greater efficiency. As we focus our resources on businesses where we have a competitive advantage and the ability to grow, we will also evaluate the role of those products in our portfolio that have not provided the returns we expected. Our goal is to improve our ability to achieve more consistent earnings growth in the years ahead.”

     For the fourth quarter, revenues increased across all three business segments – Commercial, Medical and Aerospace. Revenue growth of 18 percent in the quarter consisted of 6 percent from core growth, 5 percent from currency translation and 7 percent from acquisitions. New products in the Automotive, Marine and Industrial product lines all made strong contributions to core growth. Operating profit improved in both Aerospace and Medical. Aerospace Segment operating profit increased primarily as a result of improvement in the Industrial Gas Turbine Services product line. Medical Segment operating profit had gains in both Health Care Supply and Surgical Devices. Commercial operating profit was negatively impacted by expenses related to a new product launch in the Automotive product line.

     For the full year 2003, the Commercial Segment reported revenues of $1.22 billion, a 12 percent increase with gains in all three product lines. Commercial Segment operating profit increased 2 percent due to improvement in the Automotive and Industrial product lines. Automotive sales increased primarily as a result of core growth from new products and programs and favorable currency rates. Industrial sales increased largely as a result of acquisitions and to a lesser extent, currency, despite a significant decline in sales for

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the alternative fuel systems business. Marine product line sales increased to a lesser extent as a result of increased sales to industrial customers and sales of new marine products in the fourth quarter.

     Medical Segment revenues were $534.7 million for the year, a 19 percent increase over the prior year. Operating profit for the Medical Segment improved 18 percent for the year as a result of acquisitions and currency. Health Care Supply sales and operating profit increased due to positive currency effects and core growth from new product sales. Surgical Devices sales increased largely due to acquisitions and to a lesser extent, currency.

     Aerospace Segment revenues were $528.6 million, a decline of 2 percent for the year. Aerospace Segment operating profit for the year declined 73 percent due largely to the weaker performance in Industrial Gas Turbine Services and generally to pricing pressures and an adverse product mix. A double digit decline in Industrial Gas Turbine Services sales and smaller declines in sales for the Cargo Systems and Manufactured Components product lines were partially offset by a double digit increase in Repair Services.

     As previously announced, Teleflex will comment on fourth quarter and year end 2003 results on a conference call to be held Thursday, February 12th, at 11:00 a.m. (EDT). The call will be archived and available on the company’s website at www.teleflex.com.

     The figures are as follows:

COMPARATIVE SUMMARY OF REVENUES AND EARNINGS

			Percent
Three Months Ended	December 28, 2003	December 29, 2002	Change
Sales
Commercial Products	$321,867,000	$265,981,000	21%
Medical Products	147,243,000	115,678,000	27%
Aerospace Products	138,309,000	131,630,000	5%

Total	$607,419,000	$513,289,000	18%
Operating Profit
Commercial Products	$23,783,000	$25,711,000	(7%)
Medical Products	23,740,000	18,935,000	25%
Aerospace Products	4,917,000	3,905,000	26%

Total	$52,440,000	$48,551,000	8%

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COMPARATIVE SUMMARY OF REVENUES AND EARNINGS (continued)

			Percent
Three Months Ended	December 28, 2003	December 29, 2002	Change
Less:
Interest expense	6,582,000	6,468,000	2%
Corporate expenses	6,041,000	4,828,000	25%
Other gains	—	(10,085,000)	—

Income before taxes	39,817,000	47,340,000	(16%)
Taxes on income	10,012,000	12,308,000	(19%)

Net income	$29,805,000	$35,032,000	(15%)

Earnings per share
Basic	$.75	$.89	(16%)
Diluted	$.74	$.88	(16%)
Average shares outstanding
Basic	39,751,000	39,384,000
Diluted	40,157,000	39,717,000

			Percent
Year Ended	December 28, 2003	December 29, 2002	Change
Sales
Commercial Products	$1,219,124,000	$1,085,497,000	12%
Medical Products	534,711,000	448,677,000	19%
Aerospace Products	528,600,000	542,055,000	(2%)

Total	$2,282,435,000	$2,076,229,000	10%
Operating Profit
Commercial Products	$101,630,000	$99,841,000	2%
Medical Products	85,355,000	72,313,000	18%
Aerospace Products	9,239,000	34,176,000	(73%)

Total	$196,224,000	$206,330,000	(5%)
Less:
Interest expense	26,337,000	25,023,000	5%
Corporate expenses	21,464,000	18,904,000	14%
Other gains	(3,068,000)	(10,085,000)	—

Income before taxes	151,491,000	172,488,000	(12%)
Taxes on income	42,388,000	47,222,000	(10%)

Net income	$109,103,000	$125,266,000	(13%)

Earnings per share
Basic	$2.76	$3.19	(13%)
Diluted	$2.73	$3.15	(13%)
Average shares outstanding
Basic	39,598,000	39,251,000
Diluted	39,942,000	39,786,000

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CONDENSED CONSOLIDATED BALANCE SHEET

	December 28, 2003	December 29, 2002
Assets
Current assets Cash and cash equivalents	$56,580,000	$44,494,000
Accounts receivable, net	478,433,000	401,888,000
Inventories	443,145,000	365,535,000
Prepaid expenses	28,029,000	25,978,000

	1,006,187,000	837,895,000
Property, plant and equipment, net	667,619,000	604,241,000
Goodwill	289,644,000	257,999,000
Investments in affiliates	35,295,000	44,439,000
Intangibles and other assets	111,868,000	68,810,000

	$2,110,613,000	$1,813,384,000

Liabilities and shareholders’ equity
Current liabilities Current borrowings	$226,103,000	$182,776,000
Accounts payable and accrued expenses	343,935,000	276,938,000
Income taxes payable	42,633,000	38,769,000

	612,671,000	498,483,000
Long-term borrowings	229,882,000	240,123,000
Deferred income taxes and other	205,758,000	162,497,000

	1,048,311,000	901,103,000
Shareholders’ equity	1,062,302,000	912,281,000

	$2,110,613,000	$1,813,384,000

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended	December 28, 2003	December 29, 2002
Cash flows from operating activities	$225,199,000	$200,585,000
Cash flows from financing activities:
Proceeds from new borrowings	—	53,000,000
Reduction in long-term borrowings	(37,377,000)	(35,040,000)
Increase (decrease) in current borrowings and demand loans	34,159,000	(74,167,000)
Stock compensation plans	6,495,000	9,846,000
Dividends	(30,881,000)	(27,861,000)

	(27,604,000)	(74,222,000)

Cash flows from investing activities:
Expenditures for plant assets	(94,230,000)	(87,163,000)
Payments for businesses acquired	(93,963,000)	(57,229,000)
Proceeds from the sale of businesses and other	2,684,000	15,623,000

	(185,509,000)	(128,769,000)

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CONDENSED CONSOLIDATED STATEMENET OF CASH FLOWS (continued)

Year Ended	December 28, 2003	December 29, 2002
Net increase (decrease) in cash and cash equivalents	12,086,000	(2,406,000)
Cash and cash equivalents at the beginning of the year	44,494,000	46,900,000

Cash and cash equivalents at the end of the year	$56,580,000	$44,494,000

Teleflex At A Glance:

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

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